June 29, 2007

Mr. John Buck
Chairman of the Board
ValueVision Media, Inc.
6740 Shady Oak Road
Eden Prairie, MN 55344

Dear John:

In connection with the new position I will be assuming at GE Asset Management, I will no longer be able to serve on the Board of Directors at ValueVision Media, Inc. Therefore, it is with regret that I hereby tender my resignation as a Director, effective immediately.

Sincerely,

/s/ Jay Ireland